CONSENT OF INDEPENDENT AUDITORS


Frontier Oil Exploration Company

Barker & Folsom do hereby consent to (a) the use in the Registration Statement on Form S-1 to be filed by Frontier Oil Exploration Company (the "Company") of our opinion dated February 24, 1995 respecting the financial statements as of December 31, 1994 and 1993, and for the years then ended, and (b) the reference to us under the headings "Experts" in the Registration Statement.

/S/
BARKER & FOLSOM


Ogden, Utah
June 6, 1996